Exhibit 10.2

AMENDMENT

TO

CONSULTING SERVICES AGREEMENT

This AMENDMENT (the “Amendment”), dated as of May 15, 2023, (the “Amendment Effective Date”) is entered into by and between Mountain Views Strategy Ltd., having an address at 435 Ch. Du Refuge, Lac Superior, QC J0T 1P0 (“Consultant”) and EzFill Holdings, Inc., having an address at 2999 NE 191st St., Ste 500, Aventura, Florida 33180 (“Client”) to amend the agreement entered into by the Parties on February 15th, 2023 (the “Agreement”). MVS and EzFill may hereinafter be referred to individually as a Party and collectively as the Parties.

WHEREAS, the Parties would like to amend the Services of Consultant and the Consultant Fees set forth in the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

Section 1.0 Parties and Services shall be amended to read as follows:

The Consultant agrees to provide the Services set forth below, and report to EzFill’s interim CEO Yehuda Levy (the “Work”) to the Client, to the extent requested. The Client may add to the scope of work (each a “Work Package”), in accordance with Appendix 1, subject to the terms and conditions herein. Consultant’s responsibilities shall include, but not be limited to:

1.	Provide bi-weekly report on the following:

a.	Competitive analysis, strategies and tactics for the growth of the Company.
b.	Monitoring the mobile fuel delivery marketplace and analyzing opportunities to support the Company’s revenue growth.
c.	Identifying possible merger/acquisition targets for the Company and update status of previously discussed targets.

2.	Weekly management/strategy call (1 hour).
3.	Operations

a.	Work with Operations to secure additional fuel sources in each market and as we expand into new markets.
b.	Weekly Ops call with Yehuda & Marcos (1 hour).

4.	Technology

a.	Work with Tech to introduce and implement new technology to support operations, create efficiencies and cut costs.
b.	Weekly Tech call with Avi (1 hour).

5.	Accounting and Finance

a.	Work with Accounting and Finance to develop a system to manage taxes and automated billing.
b.	Call with Finance as needed.

All materials necessary for performance and completion of the Work will be provided by the Client, except as otherwise specified in writing. Any product of the Consultant’s Work for the Client shall become the sole and exclusive property of the Client. The Work may be performed by an employee of Consultant or an independent contractor retained by Consultant.

Without restarting the Term of the Agreement Section 3.0 Term shall be amended to read as follows:

Term. The period of the agreement is for Twelve months beginning on the Effective Date. Either party may terminate this Agreement, or any Work Package issued under this Agreement with or without cause giving two (2) weeks written notice to the other party. Together with this Agreement, Consultant’s principal Daniel Arbour is joining the Company’s board of directors, Consultant agrees that in the event this Agreement is terminated by the Company for cause (defined below) Daniel Arbour shall resign from his position as a member of the Company’s board of directors immediately upon such termination, such requirement shall not apply if this Agreement is terminated without cause or if it is terminated because Daniel Arbour accepts full time employment with the Company. To the extent that the contract is severed by EzFill, there will be a 1 time payment for the remaining period and fees (based on the original Agreement monthly fee amount) associated with the contract, such payment shall not apply if EzFill terminates for Cause or if it is terminated because Daniel Arbour accepts full time employment with the Company.

Cause for the purposes of this agreement shall mean: the Consultant, its agents, employees, or representatives (Consultant): (i) materially violate the provisions of this Agreement; (ii) is/are convicted of, or plead nolo contendere to, any crime involving misuse or misappropriation of money or other property of the Company or any felony; (iii) exhibit repeated willful or wanton failure or refusal to perform its/their duties in furtherance of the Company’s business interest or in accordance with this Agreement, which failure or refusal is not remedied by the Consultant within thirty (30) days after notice from the Company; (iv) commit an intentional tort against the Company, which materially adversely affects the business of the Company; or (v) commit any flagrant act of dishonesty or disloyalty or any act involving gross moral turpitude, which materially adversely affects the business of the Company. (all of the foregoing clauses (i) through (v) constituting reasons for termination for “Cause”).

The Fees Set Forth in Appendix I shall be updated to:

$5,000 (USD) per month plus applicable taxes.

No Other Changes. Other than the changes set forth above, all other terms and conditions of the Agreement shall remain in full force and effect. All capitalized terms used herein shall have the same meaning as set forth in the Agreement.

IN WITNESS WHEREOF, the parties hereto by their duly authorized representatives have executed this Amendment to be effective as of the Amendment Effective Date.

Ezfill holdings, Inc.		Mountain views strategy ltd

By:	/s/ Yehuda Levy	By:	/s/ Daniel Arbour
Print Name:	Yehuda Levy	Print Name:	Daniel Arbour
Title:	CEO	Title:	MV Strategy Founder